Exhibit 99.1

Fortive Recommends Rejection by Shareholders of the Mini-Tender Offer by TRC Capital Investment Corporation

EVERETT, WA, April 7, 2021 – Fortive Corporation (“Fortive”) (NYSE: FTV) has been notified of an unsolicited “mini-tender offer” by TRC Capital Investment Corporation (“TRC”) for TRC to purchase for cash up to 2,000,000 shares, or approximately 0.59%, of the outstanding common stock of Fortive, at a price of $68.00 per share. TRC’s offer price of $68.00 per share represents a 4.57% discount to the closing price per share of Fortive’s common stock on March 26, 2021, the last trading day before the commencement of TRC’s unsolicited mini-tender offer.

Fortive recommends that shareholders reject TRC’s unsolicited offer because, among other reasons, the offer price is below the current market price for shares of Fortive common stock. The offer also is subject to numerous conditions, including TRC obtaining sufficient financing available to consummate the tender offer on terms satisfactory to TRC in its reasonable discretion. Fortive also recommends that any shareholders who have tendered shares to TRC withdraw those shares by providing the written notice described in the offering documentation before the expiration of the offer, which is currently scheduled for 12:01 a.m., New York City Time, on April 28, 2021.

Fortive is not associated with TRC, its mini-tender offer or the mini-tender offer documentation.

TRC has made similar unsolicited mini-tender offers for shares of other public companies. Mini-tender offers are designed to seek less than 5 percent of a company’s outstanding shares, thereby avoiding many investor protections, including the disclosure and procedural requirements, applicable to larger tender offers under United States securities laws. The U.S. Securities and Exchange Commission (the “SEC”) has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The SEC has also published investor tips regarding these offers on its website at: http://www.sec.gov/investor/pubs/minitend.htm.

Fortive encourages brokers and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures on the SEC’s website at: http://www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

Fortive urges investors to obtain current market quotations for shares of Fortive’s common stock, consult with their brokers or financial advisors and exercise caution with respect to TRC’s offer.

ABOUT FORTIVE

Fortive is a provider of essential technologies for connected workflow solutions across a range of attractive end-markets. Fortive’s strategic segments—Intelligent Operating Solutions, Precision Technologies, and Advanced Healthcare Solutions—include well-known brands with leading positions in their markets. The company’s businesses design, develop, service, manufacture, and market professional and engineered products, software, and services, building upon leading brand names, innovative technologies, and significant market positions. Fortive is headquartered in Everett, Washington and employs a team of more than 17,000 research and development, manufacturing, sales, distribution, service and administrative employees in more than 50 countries around the world. With a culture rooted in continuous improvement, the core of our company’s operating model is the Fortive Business System. For more information please visit: www.fortive.com.

CONTACT

Griffin Whitney

Vice President – Investor Relations

Fortive Corporation

6920 Seaway Boulevard

Everett, WA 98203

Telephone: (425) 446-5000